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EXHIBIT 21  LIST OF SUBSIDIARIES OF REGISTRANT


Ryland Mortgage Company (an Ohio Corporation)

Ryland Homes of California (a Delaware Corporation)

RH of Texas LP

RH of Indiana LP

Ryland Homes of Arizona, Inc. (an Arizona Corporation)

Ryland Homes of Florida, Inc. (a Florida Corporation)



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